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                                                                                                 EXHIBIT 11-2




                                                        NAC RE CORP. AND SUBSIDIARIES
                                               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                                              (Dollars in thousands, except per share amounts)


FULLY DILUTED EARNINGS PER SHARE OF COMMON STOCK AND COMMON STOCK EQUIVALENTS


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                                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                                          -------------------------   -----------------------
                                                              1996           1995          1996        1995
                                                         ----------    ----------    ----------   ----------
Net income applicable to  Common Stock                      $16,038       $17,599       $53,224      $43,568


After-tax add back of convertible debenture interest
and amortization                                                876           876         2,628        2,628
                                                         ----------    ----------    ----------   ----------

Adjusted net income                                         $16,914       $18,475       $55,852      $46,196
                                                         ==========    ==========    ==========   ==========

Average number of common shares outstanding              18,750,668    17,591,170    18,957,387   17,554,752


ADD:
  Assumed exercise of dilutive stock options (1)            400,078       447,314       402,900      447,988

  Assumed conversion of convertible  debentures (2)       2,020,202     2,020,202     2,020,202    2,020,202
                                                         ----------    ----------    ----------   ----------

Common stock and common stock  equivalents
outstanding                                              21,170,948    20,058,686    21,380,489   20,022,942
                                                         ==========    ==========    ==========   ==========

Fully diluted earnings per share                              $0.80         $0.92         $2.61        $2.31
                                                         ==========    ==========    ==========   ==========
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(1)  Computed utilizing the higher of ending or average market price  of the
     Common Stock for the period.

(2) Reflects the assumed conversion of the Company's 5.25% Convertible Subordinated Debentures due 2002.




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